EXHIBIT 15.1

October 30, 2017

Alexander’s, Inc.

210 Route 4 East

Paramus, New Jersey 07652

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Alexander’s, Inc. and subsidiaries for the periods ended September 30, 2017 and 2016, as indicated in our report dated October 30, 2017; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, is incorporated by reference in Registration Statement No. 333-212838 on Form S-8 and Registration Statement No. 333-203287 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey